UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2016

Hanesbrands Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-32891	20-3552316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 East Hanes Mill Road Winston-Salem, NC	27105
(Address of principal executive offices)	(Zip Code)

(336) 519-8080

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 3, 2016, Hanesbrands Finance Luxembourg S.C.A. (“Hanesbrands Finance”), a corporate partnership limited by shares (société en commandite par actions) under the laws of the Grand Duchy of Luxembourg and an indirect, wholly owned subsidiary of Hanesbrands Inc. (the “Company”), completed the sale of €500 million aggregate principal amount of 3.5% senior notes due 2024 (the “Notes”). The Company received net proceeds, after deducting initial purchasers’ discounts and estimated offering expenses, of approximately $557.5 million. The Company intends to use the net proceeds from this offering together with cash on hand and future debt financings to finance the acquisitions of Champion Europe SpA and Pacific Brands Limited.

The Notes were offered and sold pursuant to a purchase agreement, dated May 19, 2016 (the “Purchase Agreement”), among Hanesbrands Finance, the guarantors named therein and Barclays Bank PLC, as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in reliance on Regulation S under the Securities Act.

The Notes were issued pursuant to an indenture, dated as of June 3, 2016 (the “Indenture”), among Hanesbrands Finance, the Company, the other guarantors named therein, U.S. Bank Trustees Limited, as trustee, Elavon Financial Services Limited, UK Branch, as paying agent and transfer agent, and Elavon Financial Services Limited, as registrar. The Indenture provides, among other things, that the Notes are the senior unsecured obligations of Hanesbrands Finance and are fully and unconditionally guaranteed, subject to certain exceptions, by the Company and certain of its subsidiaries that guarantee the Company’s existing €363 million euro term loan facility under the Company’s senior secured credit facility. The Indenture limits the ability of Hanesbrands Finance and each of the guarantors of the Notes (including the Company) to incur certain liens, enter into certain sale and leaseback transactions and consolidate, merge or sell all or substantially all of their assets.

In the event of a change of control of the Company and a rating downgrade, the Company will be required to offer to repurchase all outstanding Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

The Indenture contains customary events of default which include (subject in certain cases to customary grace and cure periods), among others, nonpayment of principal or interest; breach of other agreements in the Indenture; failure to pay certain other indebtedness; certain events of bankruptcy, insolvency or reorganization; failure to pay certain final judgments; and failure of certain guarantees to be enforceable.

The Notes were issued in a transaction exempt from registration under the Securities Act and all state securities laws. Therefore, the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to purchase any securities.

Certain of the Initial Purchasers and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with the Company and its affiliates for which they have received, or will receive, customary fees and expenses.

The Purchase Agreement, the Indenture and the form of Notes are filed as Exhibits 1.1, 4.1 and 4.2 to this Current Report on Form 8-K and are incorporated herein by reference. The above descriptions of the material terms of the Purchase Agreement, Indenture and Notes are qualified in their entirety by reference to such exhibits.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures under Item 1.01 of this Current Report on Form 8-K are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

1.1	Purchase Agreement, dated May 19, 2016, among Hanesbrands Finance Luxembourg S.C.A., the guarantors named therein and Barclays Bank PLC, as representative of the Initial Purchasers.

4.1	Indenture, dated June 3, 2016, among Hanesbrands Finance Luxembourg S.C.A., Hanesbrands Inc., the other guarantors named therein, U.S. Bank Trustees Limited, as Trustee, Elavon Financial Services Limited, UK Branch, as Paying Agent and Transfer Agent, and Elavon Financial Services Limited, as Registrar.

4.2	Form of 3.5% Senior Notes due 2024 (included in Exhibit 4.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANESBRANDS INC.

Date: June 3, 2016	By:	/s/ Joia M. Johnson
		Name:	Joia M. Johnson
		Title:	Chief Legal Officer, General Counsel and Corporate Secretary

EXHIBITS

Exhibit No.	Description

1.1	Purchase Agreement, dated May 19, 2016, among Hanesbrands Finance Luxembourg S.C.A., the guarantors named therein and Barclays Bank PLC, as representative of the Initial Purchasers.

4.1	Indenture, dated June 3, 2016, among Hanesbrands Finance Luxembourg S.C.A., Hanesbrands Inc., the other guarantors named therein, U.S. Bank Trustees Limited, as Trustee, Elavon Financial Services Limited, UK Branch, as Paying Agent and Transfer Agent, and Elavon Financial Services Limited, as Registrar.

4.2	Form of 3.5% Senior Notes due 2024 (included in Exhibit 4.1).